Exhibit 2.1

                              SEPARATION AGREEMENT

This SEPARATION AGREEMENT ("AGREEMENT"), between Brian Collins, referred to as
"BRC", and Phon-net.com Inc., a Florida corporation, referred to as "COMPANY"

                              W I T N E S S E T H:

     A.   WHEREAS, COMPANY is a corporation organized under the laws of Florida.
     B.   WHEREAS, BRC and the COMPANY are willing to terminate all business relationships.
     C.   WHEREAS, the BRC shall forgive and release the Corporation for any and all claims or entitlements for Director's Loan, any and all monetary claims, and all employment issues
     D.   WHEREAS, COMPANY and BRC will benefit from the transactions contemplated hereby and desire to implement the contemplated transaction.

     NOW, THEREFORE, it is agreed among the parties as follows:

                                  DEFINITIONS

 "Effective Date"     The effective date of this agreement shall be the 7th day
                      of September 2001.

 "Director's Loan"    Any monetary amount advanced to the Corporation by an
                      officer or director of the corporation, directly or
                      indirectly, with the expectation of repayment.

 "Employment
  Contract"           All contracts for employment between BRC and the
                      corporation.

                                      TERMS

BRC will immediately resign his position as President and Chief Executive
Officer.

                                 FURTHER CLAIMS

IN CONSIDERATION of TWENTY THOUSAND DOLLARS USD ($20,000), the forgiveness to
Phon-net.com Inc., in the amount claimed by BRC the receipt and sufficiency of which is hereby acknowledged, both parties forever release, remise and discharge each other, their subsidiaries, affiliates, predecessors, successors, divisions, joint ventures, business partners, parent companies and related companies, and all of their officers, directors, employees, agents, insurers, heirs, executors and assigns (hereinafter collectively referred to as the "COMPANY"), jointly and severally from any and all actions, causes of action, contracts (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against each other have ever had, now have, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this Release, including, without limiting the generality of the foregoing;

                                  UNDERSTANDING

AND WE HEREBY DECLARE that we have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the terms of settlement which have been agreed to by the BRC and the COMPANY and that we fully understand this Release and the terms of settlement. We have not been influenced by any representations or statements made by or on behalf of the
COMPANY. We hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

                               COMPLETE AGREEMENT

We understand and agree that this Release and the Settlement Agreement attached hereto contain the entire agreement between the BRC and THE COMPANY and that the terms of this Release and the Settlement Agreement are contractual and not a mere recital.

 BRC:

 To:     Brian Collins
         3360 Beach Drive
         Victoria, British Columbia V8R 6M3
         Canada

 COMPANYS:
 To:     Phon-net.com Inc.
         250-708 11th Ave SW
         CALGARY, AB T2R 0E4

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

                        IN WITNESS WHEREOF, the parties have set their hands
                                this 7th day of September, 2001

BRCS:    /s/ Brian Collins
Brian Collins

COMPANY:
        /s/Todd Violette
Phon-net.com Inc.